Exhibit 99.1

                Cytec Announces Second Quarter Results

                    Full Year 2007 Outlook Updated


    WEST PATERSON, N.J.--(BUSINESS WIRE)--July 19, 2007--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the second quarter of 2007 of $54.8 million or $1.11 per diluted share on net sales of $864 million. Included in the quarter is an after-tax net restructuring charge of $1.8 million or $0.04 per diluted share as outlined further in this release. Excluding this item, net earnings were $56.6 million or $1.15 per diluted share.

    Net earnings for the second quarter of 2006 were $48.5 million or $1.00 per diluted share on net sales of $853 million. Included in the quarter were several special items as outlined further in this release. Excluding these special items, net earnings were $48.8 million or $1.00 per diluted share.

    David Lilley, Chairman, President and Chief Executive Officer said, "Our second quarter results reflect the continuing sales growth in Engineered Materials, and our efforts in Specialty Chemicals to increase selling prices to improve our recovery of higher raw material costs. We also had an improved product mix and we are seeing the benefits of our efficiency and improvement initiatives, particularly in our specialty chemical segments. Our overall operating margin improved to over 10%, reflecting a strong performance by all our segments.

    Cytec Performance Chemicals Sales decreased 20% to $185 million; Operating Earnings increased to $23.7 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, the divestiture of the water treatment chemicals product line decreased sales by 22%, base selling volumes and selling prices were up slightly and exchange rate changes increased sales 2%. Mining chemicals, phosphine chemicals and urethanes specialties had higher selling volumes, mostly offset by lower selling volumes in all other product lines.

    "Operating earnings increased 30% to $23.7 million primarily due to the benefits of our efficiency and improvement initiatives in both manufacturing and operating expenses and an improved product mix.

    Cytec Surface Specialties Sales increased 7% to $420 million;
Operating Earnings increased to $32.8 million

    "In Cytec Surface Specialties, selling volumes decreased 3%, selling prices increased 6% and exchange rate changes increased sales 4%. Higher volumes in water-borne resins were more than offset by lower volumes primarily in solvent-borne and powder coating resins. Solvent-borne sales were negatively impacted by the shutdown of our unprofitable manufacturing facility in France which led us to discontinue certain products. In addition, we continue to experience weak demand in North America. The increase in selling prices was across most product lines.

    "Operating earnings increased 11% to $32.8 million primarily due to the higher selling prices more than offsetting the increase in raw material costs plus the impact of our efficiency and improvement initiatives begun in prior periods.

    Cytec Engineered Materials Sales increased 10% to $167 million; Operating Earnings increased to $34.8 million

    "Cytec Engineered Materials selling volumes increased 7%, selling prices increased 2% and exchange rate changes increased sales 1%. The selling volume increase was primarily due to higher build rates in the large commercial aircraft, business jet and high performance automotive sectors.

    "Operating earnings improved 23% to $34.8 million, primarily due to increased selling volumes and selling prices.

    Building Block Chemicals Sales increased 15% to $93 million;
Operating earnings decrease to $4.6 million

    "In Building Block Chemicals, the divestiture of the acrylamide product line decreased sales by 19% which was more than offset by a 29% increase due to sales of acrylonitrile, (the key chemical used to make acrylamide), to the purchaser of the divested product line. Excluding these two factors, selling volumes decreased by 1% primarily due to lower selling volumes of acrylonitrile partially offset by higher selling volumes of melamine in North America and Europe. Selling prices increased by 6% and the impact of exchange rate changes was neutral.

    "Operating earnings decreased to $4.6 million compared to $6.4 million in the same period of 2006. Our plant ran well, however, in the quarter our acrylonitrile plant was down for 16 days for its planned maintenance turnaround. This, as well as the divestiture of the acrylamide product line, adversely impacted earnings. Our acrylonitrile plant started back up on schedule and is now running at capacity. Our melamine plant ran at capacity in the quarter as we continue to increase our market presence in North America."

    Corporate and Unallocated

    David M. Drillock, Vice President and Chief Financial Officer commented, "During the quarter, we recorded a pre-tax restructuring charge of $1.8 million in Corporate and Unallocated. The costs are principally related to the shutdown of our manufacturing operations in France which were expected but not accruable under accounting rules as part of the charge taken in the fourth quarter of 2006."

    Included in Corporate and Unallocated in the second quarter of 2006 were the following:

    - A net restructuring charge of $22.6 million principally relating to permanently shutting down manufacturing operations for two older technology polymer additive light stabilizer products produced at our manufacturing facility in Botlek, the Netherlands which included a full review of the support and commercial infrastructure at the site.

    - Integration costs of $1.0 million related to the Surface
Specialties acquisition which was recorded in administrative expense. These integration costs were duplicative in nature, and incurred primarily as a result of the elimination of transition service agreements that were in place with the former owner surface specialties business regarding the information technology hardware infrastructure.

    - A realized gain of $15.6 million which was included in other income (expense), net relating to a legal dispute with a European firm that was in arbitration proceedings since 2000.

    Interest Expense

    Mr. Drillock commented, "Interest expense, net was reduced 22% from the prior year quarter reflecting the continued good progress we have made in reducing our debt levels."

    Income Tax Expense

    Mr. Drillock added, "Our tax provision for the second quarter of 2007 was $24.3 million, or 30.7%, on our earnings before income taxes. Impacting the rate for the quarter was our inability to recognize any tax benefit on the French restructuring charge due to continuing losses at our French entity, similar to the French restructuring charges recorded in prior periods. Excluding this item, our underlying effective tax rate for the second quarter of 2007 was 29.75% versus the underlying rate for the second quarter of 2006 of 27%. The increase in the tax rate from 2006 is due to the effect of the divestiture of the water treatment chemicals and acrylamide product lines and unfavorable changes in U.S. tax laws regarding manufacturing export incentives.

    "For the second quarter of 2006 our effective tax rate of 18.5% was favorably impacted by a reduction in income tax expense of $3.5 million related to the completion of prior years' U.S. tax audits. Also favorably impacting the tax rate was the tax benefit from the restructuring charge which was recorded at 29.6% and the gain on the favorable resolution of the previously mentioned legal dispute which was effectively recorded at a tax provision of 20%."

    Cash Flow

    Mr. Drillock commented further, "Cash flow provided by operations was $67 million for the quarter. Trade accounts receivable dollars were in line with the increase in sales and days outstanding were flat at approximately 58. Inventory dollars increased $14 million and days in inventory are 73, up about 6 days from the prior quarter end as we built up certain inventories to meet expected higher demand. Capital spending for the quarter was $25 million bringing our year to date total to $39 million. Our full year estimate of $130-$140 million is unchanged as we expect spending to increase in the second half of the year for our growth expansion projects.

    "During the quarter we purchased 263 thousand shares of our common stock for approximately $15 million. For the six months year to date we have purchased 433 thousand shares of our common stock for approximately $25 million leaving about $44 million remaining on our current authorization. We expect to continue our stock buyback program into the second half of 2007."

    2007 Outlook

    Mr. Lilley commented, "Our expectations going forward are for the Specialty Chemical segments to have good growth in all parts of the world except North America where we are forecasting demand to be weak. We expect to continue to have selling prices cover higher raw material costs although we must remain vigilant with oil costs increasing and natural gas costs still volatile. Our efforts to improve the underlying profitability of the Specialty Chemical segments are evident and we are on track to complete the review of additional improvement options during the third quarter. In Building Block Chemicals we expect the markets for acrylonitrile and melamine to remain tight and thus retain our ability to pass through higher raw material costs. Finally, increasing build rates in the large commercial aircraft, rotorcraft and business jet sectors plus new composite applications on new aerospace platforms provide an excellent growth platform for our Engineered Materials segment, both in the near and long term.

    "Taking into account our strong second quarter results and our view for increasing raw material costs our overall guidance is to remain on track with our previous guidance for 2007 full year adjusted diluted earnings per share of $3.60 to $3.80 which is up from the 2006 adjusted diluted earnings per share of $3.45."

    In closing Mr. Lilley commented, "While we remain cautious about near term external economic factors, our efforts to improve our businesses are gaining momentum, creating a strong base for future growth. We are committed to delivering the highest performance for all our stakeholders."

    Six Month Results

    Net earnings for the six months ended June 30, 2007 were $106.5 million or $2.17 per diluted share on sales of $1,728 million. Included in the results for the six months ended June 30, 2007 were -
(a) net restructuring charges of pre-tax $2.6 million (after-tax $2.6 million or $0.05 per diluted share), (b) a pre-tax $15.7 million (after-tax $15.3 million or $0.31 per diluted share) gain as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group. Excluding these items, net earnings were $93.8 million or $1.91 per diluted share.

    Net earnings for the six months ended June 30, 2006 were $86.6 million or $1.79 per diluted share on sales of $1,673 million. Included in the results for the six months ended June 30, 2006 were -
(a) net restructuring charges of pre-tax $22.3 million (after-tax $15.7 million or $0.33 per diluted share), (b) a pre-tax $15.6 million (after-tax $12.4 million or $0.26 per diluted share) gain related to resolution of a legal dispute, (c) a pre-tax charge of $1.0 million (after tax $0.8 million or $0.01 per diluted share) for integration expenses related to the Surface Specialties acquisition, (d) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, and (e) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these items, net earnings were $88.4 million or $1.82 per diluted share.

    Investor Conference Call to be Held on July 20, 2007 11:00 A.M. ET

    Cytec will host their second quarter earnings release conference call on July 20, 2007 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's Web site www.cytec.com. Select the Investor Relations page to access the live conference call.

    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on July 20 2007 until August 10, 2007 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 4815637. The conference call recording will also be accessible on Cytec's Web site for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                   -----------------------------------
                                    Three Months     Six Months Ended
                                         Ended           June 30,
                                       June 30,
                                     2007    2006     2007     2006
----------------------------------------------------------------------

Net sales                            $864.0  $853.1 $1,727.5 $1,672.5
Manufacturing cost of sales           662.8   688.0  1,361.7  1,333.7
Selling and technical services         53.1    54.2    103.0    106.9
Research and process development       19.2    17.2     37.6     36.1
Administrative and general             28.9    26.1     55.2     51.0
Amortization of acquisition
 intangibles                            9.7     9.3     18.9     18.0
Gain on sale of assets held for
 sale                                     -       -     15.7        -
----------------------------------------------------------------------
Earnings from operations               90.3    58.3    166.8    126.8
Other income (expense), net             0.1    14.9      1.5     14.0
Equity in earnings of associated
 companies                              0.1     0.9      0.4      1.7
Interest expense, net                  11.4    14.6     21.6     29.1
----------------------------------------------------------------------
Earnings before income taxes and
 cumulative effect of accounting
 change                                79.1    59.5    147.1    113.4
Income tax provision                   24.3    11.0     40.6     25.6
----------------------------------------------------------------------
Earnings before cumulative effect
 of accounting change                  54.8    48.5    106.5     87.8
Cumulative effect of accounting
 change (net of income tax benefit
 of $0.7)                                 -       -        -     (1.2)
----------------------------------------------------------------------
Net earnings                           54.8    48.5    106.5     86.6

Basic net earnings per common
 share:
Earnings before cumulative effect
 of accounting change                 $1.14   $1.02    $2.22    $1.87
Cumulative effect of accounting
 change, net of taxes                     -       -        -    (0.03)
----------------------------------------------------------------------
Net earnings                          $1.14   $1.02    $2.22    $1.84

Diluted net earnings per common
 share:
Earnings before cumulative effect
 of accounting change                 $1.11   $1.00    $2.17    $1.81
Cumulative effect of accounting
 change, net of taxes                     -       -        -    (0.02)
----------------------------------------------------------------------
Net earnings                          $1.11   $1.00    $2.17    $1.79

----------------------------------------------------------------------
Dividends per common share            $0.10   $0.10    $0.20    $0.20
----------------------------------------------------------------------

----------------------------------------------------------------------
Weighted average shares
 outstanding (000 omitted)
----------------------------------------------------------------------
     Basic                           48,178  47,419   48,071   47,168
----------------------------------------------------------------------
     Diluted                         49,237  48,632   49,147   48,379
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
   CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS
                                SEGMENT
                        (Millions of dollars)

                 Three Months Ended          Six Months Ended
                      June 30,                   June 30,
                --------------------      -----------------------
                 2007         2006          2007           2006
                ------       -------      --------       --------

Net sales
---------------

Cytec
 Performance
 Chemicals
  Sales to
   external
   customers    $184.8       $ 229.6      $  363.8       $  455.6
  Intersegment
   sales           1.9           2.1           3.7            3.9

Cytec Surface
 Specialities    419.5         390.8         824.1          764.7

Cytec
 Engineered
 Materials       166.6         151.6         330.1          290.7

Building Block
 Chemicals
  Sales to
   external
   customers      93.0          81.1         209.5          161.5
  Intersegment
   sales           7.3          23.2          16.7           46.3
                 -----        ------       -------        -------
Net sales from
 segments        873.0         878.4       1,747.9        1,722.7
Elimination of
 intersegment
 revenue         (9.0)        (25.3)        (20.4)         (50.2)
                 -----        ------       -------        -------

Total           $864.0       $ 853.1      $1,727.5       $1,672.5
-----------------------------------------------------------------

                       % of         % of           % of          % of
                       sales        sales          sales         sales
                       -----        -----          -----         -----
Earnings (loss)
 from
 operations
---------------

Cytec
 Performance
 Chemicals      $ 23.7   13% $  18.3   8% $   36.6   10% $   36.2   8%
Cytec Surface
 Specialties      32.8    8%    29.5   8%     48.5    6%     58.9   8%
Cytec
 Engineered
 Materials        34.8   21%    28.3  19%     67.4   20%     52.2  18%
Building Block
 Chemicals         4.6    5%     6.4   6%      7.2    3%      6.3   3%
                 -----        ------       -------        -------

Earnings from
 segments         95.9   11%    82.5   9%    159.7    9%    153.6   9%

Corporate and
 Unallocated
 (1)             (5.6)        (24.2)           7.1         (26.8)
                 -----        ------       -------        -------

Total           $ 90.3   10% $  58.3   7% $  166.8   10% $  126.8   8%
----------------------------------------------------------------------

  Notes:
     1. In the second quarter of 2007 Corporate and Unallocated includes a net restructuring charge of $1.8 for costs related primarily to the shutdown of a manufacturing facility in France. In the first six months of 2007 Corporate and Unallocated includes a net restructuring charge of $2.6 million primarily related to the shutdown of a manufacturing facility in France and a $15.7 million gain as a result of completing the second phase of the sale of our water treatment chemicals and acrylamide product lines to Kemira Group.

        In the second quarter of 2006 Corporate and Unallocated includes a net restructuring charge of $21.9 million and $1.0 for integration costs related to the Surface Specialties acquisition. In the first six months of 2006 Corporate and Unallocated includes a net restructuring charge of $22.3 million and $1.0 for integration costs related to the Surface Specialties acquisition.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                                   -------------------
                                                     June    December
                                                     2007      2006
----------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                        $   30.8  $   23.6
  Trade accounts receivable, less allowance for
   doubtful accounts of $5.3 and $5.1 as of June
   30, 2007 and December 31, 2006, respectively       577.7     510.3
  Other accounts receivable                            62.0      81.5
  Inventories                                         486.5     474.6
  Deferred income taxes                                 8.4       9.2
  Other current assets                                 23.3      15.4
  Assets held for sale                                  6.9      38.8
----------------------------------------------------------------------
Total current assets                                1,195.6   1,153.4
----------------------------------------------------------------------

Investment in associated companies                     20.9      23.3

Plants, equipment and facilities, at cost           1,937.1   1,895.5
     Less: accumulated depreciation                  (938.0)   (897.0)
----------------------------------------------------------------------
       Net plant investment                           999.1     998.5
----------------------------------------------------------------------
Acquisition intangibles, net of accumulated
 amortization of $112.8 and $92.1 as of June 30,
 2007 and December 31, 2006, respectively             474.8     486.1
Goodwill                                            1,054.3   1,042.5
Deferred income taxes                                  23.8      33.2
Other assets                                           96.5      93.5
----------------------------------------------------------------------
Total assets                                       $3,865.0  $3,830.5
----------------------------------------------------------------------

Liabilities
Current liabilities
  Accounts payable                                 $  304.8  $  298.8
  Short-term borrowings                                42.1      41.8
  Current maturities of long-term debt                101.1       1.4
  Accrued expenses                                    180.2     203.8
  Income taxes payable                                 11.6      39.3
  Deferred income taxes                                16.3       2.0
  Liabilities held for sale                             1.4      16.3
----------------------------------------------------------------------
     Total current liabilities                        657.5     603.4
----------------------------------------------------------------------
Long-term debt                                        740.8     900.4
Pension and other postretirement benefit
 liabilities                                          341.5     371.1
Other noncurrent liabilities                          297.5     273.6
Deferred income taxes                                 107.2     105.3

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized;
issued 48,132,640 shares                                0.5       0.5
Additional paid-in capital                            269.2     258.5
Retained earnings                                   1,436.8   1,339.6
Accumulated other comprehensive gain/(loss)            36.2      (5.7)
Treasury stock, at cost, 422,446 shares in 2007
 and 510,006 shares in 2006                           (22.2)    (16.2)
----------------------------------------------------------------------
Total stockholders' equity                          1,720.5   1,576.7
----------------------------------------------------------------------
Total liabilities and stockholders' equity         $3,865.0  $3,830.5
----------------------------------------------------------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                        (Dollars in millions)

                                                     -----------------
                                                     Six Months Ended
                                                         June 30,
----------------------------------------------------------------------
                                                       2007     2006
----------------------------------------------------------------------

Cash flows provided by (used in) operating
 activities
Net earnings                                         $ 106.5  $  86.6
Noncash items included in earnings from continuing
 operations:
  Depreciation                                          49.3     55.0
  Amortization                                          23.2     21.1
  Share-based compensation                               6.8      5.7
  Deferred income taxes                                 15.7      5.7
  Gain on sale of assets                               (15.7)       -
  Asset impairment charges                                 -     13.8
  Cumulative effect of accounting change, net of
   taxes                                                   -      1.9
  Other                                                  2.9      3.3
Changes in operating assets and liabilities
excluding effects of acquisitions and divestitures):
  Trade accounts receivable                            (57.6)   (56.2)
  Other receivables                                     18.1      2.7
  Inventories                                           (7.0)   (31.2)
  Other assets                                         (12.2)     2.6
  Accounts payable                                       1.9     16.4
  Accrued expenses                                     (20.3)   (19.0)
  Income taxes payable                                  (9.2)   (14.1)
  Other liabilities                                    (11.5)     0.6
----------------------------------------------------------------------
Net cash provided by operating activities               90.9     94.9
----------------------------------------------------------------------
Cash flows provided by (used in) investing
 activities
  Additions to plants, equipment and facilities        (39.4)   (40.9)
  Net proceeds received on sale of assets               27.1        -
----------------------------------------------------------------------
Net cash used in investing activities                  (12.3)   (40.9)
----------------------------------------------------------------------

Cash flows provided by (used in) financing
 activities
  Proceeds from long-term debt                         194.1     65.9
  Payments on long-term debt                          (254.9)  (177.3)
  Change in short-term borrowings                       (0.2)    (0.5)
  Cash dividends                                        (9.6)    (9.4)
  Proceeds from the exercise of stock options           19.0     30.5
  Purchase of treasury stock                           (25.1)       -
  Excess tax benefits from share-based payment
   arrangements                                          4.0      7.7
  Other                                                 (0.3)    (0.4)
----------------------------------------------------------------------
Net cash used in financing activities                  (73.0)   (83.5)
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                             1.6      2.3
----------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents         7.2    (27.2)
Cash and cash equivalents, beginning of period          23.6     68.6
----------------------------------------------------------------------
Cash and cash equivalents, end of period             $  30.8  $  41.4
----------------------------------------------------------------------


                        Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                   Three Months Ended June 30, 2007
                                                       Net    Diluted
                                                     Earnings   EPS
                                                     -------- --------
GAAP Net Earnings                                       $54.8    $1.11
- Net restructuring charge                               $1.8    $0.04
                                                     -------- --------
Non-GAAP Net Earnings                                   $56.6    $1.15
                                                     ======== ========

                   Three Months Ended June 30, 2006
                                                       Net    Diluted
                                                     Earnings   EPS
                                                     -------- --------
GAAP Net Earnings                                       $48.5    $1.00
- Net restructuring charge                               15.4     0.32
- Integration costs related to Surface Specialties        0.8     0.01
- Favorable resolution of legal dispute                (12.4)   (0.26)
- Income tax benefit related to completion of prior
 years audits                                           (3.5)   (0.07)
                                                     -------- --------
Non-GAAP Net Earnings                                   $48.8    $1.00
                                                     ======== ========


                        Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures
             Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

                    Six Months Ended June 30, 2007
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                       $106.5   $2.17
- Net restructuring charge                                $2.6   $0.05
- Gain on sale of product lines                        $(15.3) $(0.31)
                                                      -------- -------
Non GAAP Net Earnings                                    $93.8   $1.91
                                                      ======== =======

                    Six Months Ended June 30, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                        $86.6   $1.79
- Net restructuring charge                                15.7    0.33
- Integration costs related to Surface Specialties         0.8    0.01
- Favorable resolution of legal dispute                 (12.4)  (0.26)
- Income tax benefit related to completion of prior
 years audits                                            (3.5)  (0.07)
 - Cumulative effect of accounting change                  1.2    0.02
                                                      -------- -------
Non GAAP Net Earnings                                    $88.4   $1.82
                                                      ======== =======

    CONTACT: Cytec Industries Inc.
             David M. Drillock, 973-357-3249